2011
AMENDED AND RESTATED CHARTER
OF
PROTECTIVE LIFE INSURANCE COMPANY

Protective Life Insurance Company, a corporation organized under the Tennessee Business Corporation Act, hereby adopts the following 2011 Amended and Restated Charter of Protective Life Insurance Company:

NAME

1.1           The name of the Company shall be Protective Life Insurance Company (hereinafter referred to as the “Company").

PERIOD OF DURATION

2.1           The duration of the Company shall be perpetual.

FOR PROFIT

3.1           The Company is for profit.

PURPOSES, OBJECTS AND POWERS

4.1           The purposes, objects and powers of the Company are:

(a)           To engage in any lawful business, act or activity for which a corporation may be organized under the Tennessee Business Corporation Act, it being the purpose and intent of this Section 3.1 to invest the Company with the broadest purposes, objects and powers lawfully permitted a corporation formed under the said Act.

(b)           To carry on any and all aspects, ordinary or extraordinary, of any lawful business and to enter into and carry out any transaction, ordinary or extraordinary, permitted by law, having and exercising in connection therewith all powers given to corporations by the laws of the State of Tennessee.

(c)           Without limiting the scope and generality of the foregoing, the Company shall have the following specific purposes, objects and powers:

(1)           To transact the business of life, disability, health and accident insurance and to issue annuities and endowments and every other kind of insurance in such places as may be approved by the Board of Directors subject to applicable regulatory approvals, including without limitation, to transact the business of insuring the lives of individuals and the writing of every kind of insurance pertaining to life, including the granting, selling, purchasing and disposing of annuities and endowments; to accept risks and insure against accidents or sickness; to effect reinsurance; and generally to make all contracts and to do and perform all things whatsoever pertaining to the business of insuring lives and of taking risks against accidents or sickness, or the granting, selling, purchasing and disposing of annuities and endowments; all in a manner not inconsistent with the laws of the State of Tennessee or the provisions hereof.

(2)           To have and to exercise any and all of the powers specifically granted in the insurance laws of the State of Tennessee, none of which shall be deemed to be inconsistent with the nature, character or object of the Company and none of which are denied to it by this 2011 Amended and Restated Charter, including, without limitation, the power to accept and execute all legal trusts which may be confided to the Company.

(3)           To acquire, own, manage, operate, improve or deal with and to sell, lease, mortgage, pledge, distribute or otherwise deal in and dispose of, property of every kind and wheresoever situated.

(4)           To be a promoter or incorporator, to subscribe for, purchase, deal in and dispose of, any stock, bond, obligation or other security, of any person, firm, corporation or governmental unit, and while the owner and holder hereof to exercise all rights of possession and ownership.

(5)           To purchase or otherwise acquire (including, without limitation, to purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefore) to the fullest extent permitted by the Tennessee Business Corporation Act, and to sell, pledge or otherwise deal in or dispose of shares of its own stock, bonds, obligations or other securities.

(6)           To borrow money from any person, firm, corporation or governmental unit and to secure any debt by mortgage or pledge of any property of the Company; to make contracts, guarantees, and indemnity agreements and incur liabilities and issue its notes if not inconsistent with the provisions of the Constitution of Tennessee as the same may be amended from time to time.

(7)           To lend money, extend credit or use its credit to assist any person, firm, corporation or governmental unit, including, without limitation, its employees and directors and those of any subsidiary, in accordance with and subject to the provisions of the Tennessee Business Corporation Act and the Tennessee Insurance Code.

(8)           To guarantee any indebtedness and other obligations of, and to lend its aid and credit to, any person, firm, corporation or governmental unit, and to secure the same by mortgage or pledge of, or security interest in, any property of the Company.

(9)           To consolidate, merge or otherwise reorganize in any manner permitted by law; to engage in one or more partnerships and joint ventures as general or limited partner.

(10)          To carry on its business anywhere in the United States and in foreign countries.

(11)          To elect or appoint officers and agents and define their duties and fix their compensation; to pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans, and other incentive or deferred compensation plans for any or all of its directors, officers and employees.

(12)          To make donations for the public welfare or for charitable, scientific, or educational purposes; to transact any lawful business which the Board of Directors shall find to be in aid of governmental policy.

All words, phrases and provisions appearing in this Section 4.1 are used in their broadest sense, are not limited by reference to or inference from any other words, phrases or provisions and shall be so construed.

CAPITAL STOCK

5.1           The Company is authorized to issue five million (5,000,000) shares of stock, one dollar ($1.00) par value per share. All such shares are to be of one class and shall be designated as Common Stock.

5.2           The shareholders of the Company shall not have preemptive rights.

REGISTERED AGENT, REGISTERED OFFICE AND OTHER OFFICES

6.1           C. T. Corporation System shall serve as registered agent. The registered office is currently located at 800 South Gay Street, Suite 2021, Knox County, Knoxville, Tennessee 37929.

6.2           The address of the principal place of business of the Company shall be 1620 Westgate Circle, Suite 200, Brentwood, Tennessee 37027-8035 or at such other place within the State of Tennessee as the Board of Directors may determine or at such place as the Board of Directors may determine provided such place complies with applicable law. The Company's home office and administrative office address shall be 2801 Highway 280 South, Birmingham, Alabama 35223 or at such other place either within or without the Company's State of domicile as the Board of Directors may determine. The Company may establish branches and agencies in any other part of the State of Tennessee, in other states or territories of the United States, or in the District of Columbia.

BOARD OF DIRECTORS

7.1           The business and affairs of the Company shall be managed by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the By-laws, or, in the absence of a by-law fixing or providing a manner of determining the number of directors. The number of directors shall be determined by the shareholders. The Board of Directors shall consist of at least one (1) or more individuals, with the number specified in or fixed in accordance with the By-laws, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.  Any director may be removed in accordance with the provisions of the By-laws and the laws of the State of Tennessee.

7.2           To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, provided, in no event shall a director be exempt from any obligation imposed by Title 56, Tennessee Code Annotated. Any repeal or modification of this Section 7.2 by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time.

7.3           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the Code of Tennessee, this 2011 Amended and Restated Charter and to any by-laws from time to time adopted; provided, however, that no by-laws so adopted shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

INTERNAL AFFAIRS

The following provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and the shareholders are hereby adopted:

8.1           The power to alter, amend, or repeal the By-laws or adopt new by-laws shall be vested in the Board of Directors and the shareholders, or either of them, which power may be exercised in the manner and to the extent provided in the By-laws, provided, however, that the Board of Directors may not alter, amend or repeal any by-law establishing what constitutes a quorum at such shareholders' meetings, or which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by the Board of Directors. The By-laws may contain any provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and shareholders not inconsistent with this 2011 Amended and Restated Charter.

8.2           The Company reserves the right from time to time to amend, alter or repeal each and every provision contained in this 2011 Amended and Restated Charter, or to add one or more additional provisions, in the manner now or hereafter prescribed or permitted by the Tennessee Insurance Law or the Tennessee Business Corporation Act, and all rights conferred upon shareholders at any time are granted subject to this reservation.

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The foregoing 2011 Amended and Restated Charter supersedes the 2002 Amended and Restated Charter.

IN WITNESS WHEREOF, Protective Life Insurance Company has caused this 2011 Amended and Restated Charter to be executed for it by its President and Chairman of the Board and by its Secretary or Assistant Secretary this _____ day of ________, 2011.

PROTECTIVE LIFE INSURANCE COMPANY

BY:  _____________________________________
  John D. Johns
ITS:           President and Chief Executive Officer

BY:______________________________________

ITS:           Assistant Secretary